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Exhibit 99.1

Pegasus Communications Appears Before Nasdaq Hearing Panel Regarding Potential Delisting and Provides Updated Assessment of Accounting Issue

Bala Cynwyd, PA, October 12, 2004 - As previously reported, the staff of The Nasdaq Stock Market issued a staff determination that could result in the Class A Common Stock of Pegasus Communications Corporation (NASDAQ: PGTVE) being delisted. On September 30, 2004, the company appeared before a Nasdaq Listing Qualifications Panel (the "Panel) and requested the Panel to allow additional time for the accounting matter in question to be reviewed, the Statement on Auditing Standards No. 100, Interim Financial Information ("SAS 100") review to be completed, and an amended June 30, 2004 Form 10-Q report to be filed. The company is awaiting the Panel's decision. If an extension is not granted, shares of Pegasus' Class A Common Stock would be delisted. If Pegasus is not current in its filing obligations as of the date of such a delisting, its shares will not be eligible for quotation on the OTC Bulletin Board.

As reported in a Form 8-K dated August 30, 2004, Pegasus is reviewing whether some or all of the investment underlying its limited partner interest in Pegasus PCS Partners, L.P. ("PCS Partners"), which is currently classified as a noncurrent asset, should instead be accounted for as a reduction in stockholders' equity in its consolidated balance sheet. The company has concluded that all of its limited partner interest in PCS Partners should be accounted for as a reduction in stockholders' equity as of June 30, 2004, March 31, 2004 and December 31, 2003. As of June 30, 2004, March 31, 2004 and December 31, 2003, $19.2 million, $21.8 million and $16.4 million, respectively, was included in noncurrent assets in our consolidated balance sheets with respect to this investment. The company also considers it likely that the nonoperating loss of $2.6 million recorded in the quarter ended June 30, 2004 relating to the impairment of its limited partner interest should be reversed in its consolidated statements of operations for the three and six months ended June 30, 2004. The company is evaluating whether a portion of the reduction to stockholders' equity should be reflected as a charge to earnings and continuing to review the accounting for its limited partner interest for interim and annual periods prior to and including December 31, 2003.

Because the company has not yet concluded its overall assessment of the accounting matter, Pegasus' independent accountants have not completed their SAS 100 review procedures for Pegasus' June 30, 2004 Form 10-Q report. The company's assessments will not be finalized until such time as it files its amended financial statements. The above restatement matters are in addition to the tax related restatement matters previously disclosed in Pegasus' Form 10-Q filed for the quarter ended June 30, 2004.

The company has provided to and discussed with its independent accountants the disclosures in this press release.

                          ABOUT PEGASUS COMMUNICATIONS

Pegasus Communications Corporation is the parent company of Pegasus Satellite Communications, Inc.; Pegasus Development Corporation, which holds Ka band satellite licenses granted by the FCC and intellectual property rights licensed from Personalized Media Communications L.L.C.; Pegasus Guard Band LLC, which holds FCC licenses to provide terrestrial communications services in the 700 MHZ spectrum covering areas of the United States including approximately 180 million people (POPS); and Pegasus Rural Broadband LLC, which provides wireless broadband Internet access in rural areas.

Contact Information:
Andrew Smith
Pegasus Communications Corporation
(610) 934-7083
andrew.smith@pgtv.com